Exhibit 16.1

Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

December 27, 2012

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated December 27, 2012, of Global Group Enterprises Corp., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our decline to stand for re-appointment and our audits for November 30, 2012 and 2011 and any subsequent interim period through the date of decline to stand for re-appointment.

Very truly yours,

/s/ Peter Messineo, CPA

Peter Messineo, CPA

Palm Harbor, Florida